Synergy Letterhead




January2, 2002

Barry J. Coffey
333 East 53rd Street, Apt. 7E
New York, NY  10022

Dear Mr. Coffey:

         This letter (the "Agreement") will confirm the agreement between Synergy Technologies Corporation, a Colorado corporation (the "Company"), and you relating to your employment by the Company.

         1. EMPLOYMENT. The Company hereby employs you, and you hereby agree to serve, as Chairman, President and Chief Executive Officer of the Company during the Term of Employment (as defined in Section 2 hereof). In such capacity, you shall be responsible for managing the overall efforts of the Company and performing those duties and given such authority as is consistent and commensurate with your position, as may from time to time be reasonably directed by the Board of Directors, to whom you shall directly report. You agree diligently to promote the interests of the Company and to devote all of your working time, efforts and energies to the business and affairs of the Company during the Term of Employment. Subject to Section 4 hereof, you may be associated with or invest in other companies; provided, however, you will not allow such activities to interfere with your services to the Company.

         2. TERM OF EMPLOYMENT. The Term of Employment hereunder shall be for the period commencing on January 1, 2002 and shall end on December 31, 2004 (the "Term of Employment"); provided however, that this Agreement shall be automatically renewed thereafter for successive twelve (12) month terms (each a "Renewal Term") if neither party gives the other party at least sixty (60) days prior written notice before the end of the original Term of Employment or any Renewal Term, unless earlier terminated pursuant to the provisions of Section 5 hereof.

         3.   COMPENSATION; EXPENSES; BENEFITS.

              (a) Compensation. As full compensation for the services rendered hereunder during the Term of Employment, the Company shall pay you a base salary of $240,000 per annum ("Base Salary"). The Base Salary shall be payable in appropriate monthly installments to conform with the regular payroll dates for salaried personnel of the Company and will be considered for upward adjustment annually on or about January, based on the Company's evaluation of your performance against mutually agreed upon objectives for the preceding fiscal year. You will also be eligible for an annual cash bonus of up to 100% of base salary based on the achievement of mutually agreed upon objectives and payable in the first quarter following each year of completed service. You will be granted Stock Options for 4,500,000 common shares of the Company's stock at a strick price of $0.72 in January, 2002. Options will vest pro rata on a monthly basis over the initial term of employment. Additional stock options will be granted (the Annual Grant) in January following each year of completed service with a strike price at the then fair market value. The total number of options granted in the annual grant will be a minimum of 500,000 shares with no maximum and will have three year cliff vesting; 1/3 becoming vested on each of the three subsequent anniversaries of the grant date.

              (b) Benefits. During the Term of Employment, you will receive payments to cover the expenses (grossed up for tax purposes) associated with employee and family health insurance benefits, disability insurance, life insurance not to exceed an annual cost of $20,000. You will be provided with four (4) weeks of paid vacation per calendar year during the Term of Employment, commencing on the date hereof. All vacation must be used by December 31 of each year of the Term of Employment at which time any unused vacation will expire and you will no longer be entitled to such unused vacation time. No compensation shall be payable in respect of any unused vacation days.

              (c) Expenses. During the Term of Employment, you shall be entitled to be paid for or reimbursed for all reasonable expenses incurred by you in performing services, including any expenses associated with a home office in New York City, hereunder in accordance with the policies and procedures established by the Company from time to time with respect to the senior executives of the Company. In the event that you and the Company agree that relocation is in the best interest of the Company, then the Company shall pay all expenses associated with the sale of your New York residence and purchase of a residence in the new location including realtor and/or broker fees, legal fees, bank fees, Cooperative charges, stop loss on sale of New York residence if sold below purchase price as well as home search trips for self and spouse, the moving of all household goods and temporary living expenses, all expenses to be grossed up for tax purposes.

         4.  COVENANT NOT TO COMPETE; CONFIDENTIALITY; ENFORCEABILITY; BREACH.

              (a) Non-Interference. You shall not, at any time during the time commencing on the date hereof and continuing until the first anniversary of the termination for any reason (including the expiration of the term thereof) of your employment by the Company (the "Restricted Period"), directly or indirectly, (i) recruit any employee of the Company or solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with the Company or (ii) solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Company while you were employed or retained by, or affiliated with the Company.

              (b) Non-Compete. You shall not, at any time during the Restricted Period, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing or advice to, or otherwise be connected in any manner with any business that then competes with any business of the Company (a "Competing Business"); provided, that nothing in this Section 4(b) shall prohibit you (including your respective affiliates and associates and any "group" (as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) of which such person is a member) from acquiring up to one (1%) percent of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market." The good faith decision of the Board of Directors of the Company as to what constitutes a Competing Business shall be final and binding upon you.

              (c) Confidentiality. (i) You acknowledge that all confidential information concerning the Company's business, financial condition, operations, strategies and prospects, including, but not limited to, customer, supplier and distributor lists, trade secrets, plans, manufacturing techniques, sales, marketing and expansion strategies, products, services, production, development, technology and processes and all related technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data relating to the Company are valuable, special and unique assets of the Company (collectively, the "Confidential Information"); provided, however, that Confidential Information shall not include any information that
(A) is or shall become generally known to the public (other than as a result of a breach of this Agreement by you); (B) shall become available to a disclosing party from an unaffiliated third party; provided, that such party shall not be under any obligation of confidentiality to the Company which is known to you; or
(C) is required by law or court order to be disclosed; provided, that you shall give the Company prompt written notice of any such legal or judicial process requiring disclosure of Confidential Information and shall reasonably cooperate with the Company, at the Company's expense, in any lawful action which the Company desires to take to limit the disclosure required by such legal or judicial process, and shall permit the Company to attempt, by appropriate legal means, to limit and/or delay such disclosure. (D) Except as necessary to disclose in the course of performing your duties.

                   (ii) You acknowledge and agree that all Confidential Information is the exclusive property of the Company. You shall not disclose, directly or indirectly, Confidential Information to any person or, directly or indirectly, make use of or exploit for your own purposes or the benefit of any other person (except as an officer, director or employee of the Company or its affiliates) any Confidential Information.

                   (iii) You acknowledge and agree that all inventions, ideas, sketches, designs, prototypes, developments or improvements made by you, either alone or in conjunction with others, at any time or at any place during the Term of Employment by the Company, whether or not reduced to writing or practice during such Term of Employment, which relate directly to the business in which the Company is engaged, shall be the exclusive property of the Company. You shall promptly disclose any such invention, development or improvement to the Company, and, at the request and expense of the Company, shall assign all of your rights to the same to the Company. You shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country that the Company desires to file.

                   (iv) All copyrightable work by you directly relating to the Company's business during the Term of Employment is intended to be "work made for hire" as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be the property of the Company. If the copyright to any copyrightable work is not the property of the Company by operation of law, you will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every way, at the Company's expense, to secure, maintain, and defend for the Company's benefit copyrights and any extensions and renewals thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not.

              (d) Enforceability. You acknowledge and agree that the limitations placed on you by this Section 4 are reasonable and are required for the protection of the Company. You agree that if any such limitation is determined in arbitration or by a court of competent jurisdiction to be unenforceable, you agree and submit to the reduction of such limitation as the court or arbitrator(s) deem reasonable. The limitations placed on you by this Section 4 are of the essence of this Agreement and they shall be construed and enforced independently. You acknowledge and agree that the provisions set forth in this
Section 4 shall survive the termination or cancellation of this Agreement.

              (e) Breach. You acknowledge and agree that: (i) the Company will be irreparably injured in the event of a material breach by you of any of your obligations under this Section 4; (ii) monetary damages will not be an adequate remedy for any such breach; (iii) the Company will be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; (iv) the existence of any claims which you may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this
Section 4; and (v) the Company shall be entitled, without the necessity of proving actual damages, to seek injunctive relief for any material breach of this Section 4.

         5.   TERMINATION.

              (a) General. The Term of Employment shall be for the period provided in Section 2 hereof unless it is earlier terminated in accordance with the provisions of this Section 5.

              (b) Death and Disability. Your employment under this Agreement shall terminate upon (i) your death, or (ii) in the event you become permanently disabled, at the option of the Company, thirty (30) calendar days after the date on which the Company shall have provided you with written notice of termination because of your physical or mental incapacity on a permanent basis ("Disability"). You shall be deemed to have a Disability if you are unable, by reason of any physical or mental incapacity, for a period of ninety (90) substantially consecutive calendar days or the shorter periods aggregating one hundred twenty (120) calendar days or more during any twelve (12) month period, to perform your duties pursuant to this Agreement in a reasonably satisfactory manner. In the event of any disagreement between you and the Company as to whether you have a Disability, the question of such Disability shall be submitted for decision to an impartial and reputable physician in New York County, New York (the "Deciding Doctor") chosen by mutual agreement of the Company and you or, failing such agreement, the Deciding Doctor shall be jointly chosen by two physicians from New York County, New York (one of whom shall be selected by the Company and the other by you). The decision of the Deciding Doctor regarding whether you have a Disability shall be final and binding on the Company and you. You shall submit to any medical examinations reasonably necessary to enable the Deciding Doctor to make a decision regarding whether you have a Disability.

              (c) Termination by the Company for "Cause". Except as otherwise set forth herein, the Company may terminate your employment at any time during the Term of Employment hereunder for "Cause";

provided, however, that the Company shall provide you with written notice specifying in reasonable detail the basis therefor, and up to ten (10) days after receipt of such notice in which to cure such "Cause," if it is reasonably capable of being cured. For the purposes of this Agreement, "Cause" shall mean:
(i) knowingly or recklessly causing material injury to the Company's business or reputation; (ii) willful misconduct in the performance of, or a willful failure to perform in any material respect, your duties pursuant to this Agreement;
(iii) conviction of dishonest or fraudulent conduct whether or not in connection with your employment; (iv) unlawful behavior involving moral turpitude whether or not in connection with your employment; and/or (v) a material breach or material violation of this Agreement (including any material violation of the provisions of Section 4 hereof). All options vested as of the date of termination shall be exercisable for two years after the date of such termination.

              (d) Termination By You For Good Reason. You may terminate your employment hereunder at any time during the Term of Employment for "Good Reason" by providing the Company with prior written notice specifying the reasons therefore and following the Company's failure to cure the same within ten (10) calendar days after its receipt of such notice. Your employment shall terminate at the end of such ten (10) calendar day period if the reason(s) given in the notice for your termination have not been cured. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following: (i) the Company requiring you to engage in any illegal or unethical act; (ii) a material breach by the Company of this Agreement; or (iii) the assignment to you of duties substantially inconsistent with your status as a senior executive officer of the Company, or a substantial alteration in the nature or status of your responsibilities from those as of the date hereof or as the same may be changed from time to time. The Company will be required pay you the full balance of compensation (pursuant to Section 3(a)(b)(c) hereof; due under any remaining term of employment and for an additional twelve (12) months from the date of termination. All options will immediately vest and be exercisable for two years from the date of termination

              (e) Certain Obligations of the Company Following Termination of Your Employment. Following the termination of your employment under the circumstances described below, the Company shall pay to you in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that you now have or hereafter may have against the Company (and its officers, directors, shareholders and affiliates) under this Agreement:

                   (i) In the event that your employment hereunder is terminated by the Company other than for Cause or by you for Good Reason (pursuant to Section 5(d) hereof), the following will occur:

                       (A) the Company will pay you all accrued and unpaid compensation and benefits up to and including the date of termination and reimbursement of business expenses incurred prior to termination pursuant to
Section 3(c) hereof;

                       (B) the Company will pay you continuing payments of Base Salary and continuing benefits pursuant to Sections 3(a) and 3(b), respectively, in accordance with the Company's regular payroll practice, for a period of twelve (12) months from the date that your employment is terminated; provided, however, that you have complied, and continue to comply, with Section 4 hereof; and

                       (C) all stock options granted to you shall fully vest and shall remain exercisable for two years; provided, however, that you have complied and will continue to comply, with Section 4 hereof.

                   (ii) In the event that your employment is terminated by the Company for Cause (pursuant to Section 5(c)), by you voluntarily other than for Good Reason, or in the event that your employment term expires, all compensation and rights to benefits from the Company pursuant to this Agreement shall cease on the date of such termination or expiration, as the case may be; provided, that you shall be entitled to all compensation and benefits (including reimbursement of expenses) as may have already accrued as of such date or as expressly provided in plans in which you were participating at such date or by law, including all options that are vested as of the date of termination shall be exercisable for two years.

                   (iii) In the event your employment is terminated by the Company by reason of your death or Disability (pursuant to Section 5(b), all compensation and rights to benefits from the Company pursuant to this Agreement shall cease on the date of such death or termination, as the case may be; provided that, you shall be entitled to all compensation and benefits (including reimbursement of expenses) as may have already accrued, including vested stock options as of such date or as expressly provided in plans in which you participated at such date or by law. Stock options will exercisable for two years by you or your estate.

              (f) Duties Upon Termination. Upon termination of your employment with the Company for any reason, or upon expiration of the Term of Employment, those duties and obligations set forth in Section 4 hereof shall continue and bind you in accordance with the terms thereof .

         6. ASSIGNMENT. This Agreement is a personal contract, and except as specifically set forth herein, your rights, obligations and interests herein may not be sold, transferred or assigned. The Company may freely assign this Agreement and any of its rights, obligations and interests hereunder. This Agreement shall be binding upon and inure to the benefit of each party's successors and permitted assigns.

         7. ENTIRE AGREEMENT; GOVERNING LAW; HEADINGS. This Agreement contains the entire agreement between the parties with respect to your employment by the Company, and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. Regarding any dispute or disagreement that may arise under, or as a result of, or in any way relate to Section 4 of this Agreement, you hereby consent to the jurisdiction of the Federal and State courts located in New York County and waive any objections to such courts based on venue, including but not limited to, forum non conveniens, in connection with any claim or dispute arising under this Agreement. Each of the parties hereto irrevocably waives any and all right to a jury trial in any legal proceedings arising out of or relating to this Agreement. You hereby agree that any agreement or arrangement existing prior to the date hereof regarding your employment by the Company is hereby terminated and superseded by this Agreement (except to the extent of compensation accrued for periods up to the date hereof and benefits in respect of periods up to the date hereof and except for the stock option agreement between you and the Company with respect to your membership on the Board of Directors). This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Section and paragraph headings contained herein are for convenience of reference only and shall not be considered a part of this Agreement.

         8. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on the same day if given by hand, (b) on the fifth business day after mailing if given by registered or certified mail, return receipt requested, postage prepaid, (c) on the next business day after it was deposited with the courier service if sent by reputable overnight courier for next business day delivery, or (d) when received if given by facsimile with confirmation, addressed to you at 333 East 53rd Street, Apt 7E New York, NY or to the Company at 1689 Hawthorne Dr., Conroe, TX 77301-3284 or such other address as shall have been specified in writing by either party to the other.

         9. ARBITRATION. Except as otherwise set forth in Section 7 above, any dispute or disagreement that may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of the American Arbitration Association, by three (3) arbitrators appointed in accordance with such Rules. Such arbitration shall be held in New York City. Once a matter has been submitted to arbitration pursuant to this Section 9, the decision of the arbitrators reached and promulgated as a result thereof shall be final and binding upon all parties, absent a showing in a court of competent jurisdiction that the arbitrator's decision was arbitrary and capricious. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys' and accountants' fees, as well as other costs, to the party that they determine to be the prevailing party in any such arbitration.

         10. RIGHT TO WITHHOLD. The Company shall have the right to make all appropriate withholdings from your salary and other compensation which are required by federal, state and local tax laws.

         11. SEVERABILITY. If any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

         13. WAIVER, ETC. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement.

         14. AGREEMENT. The terms of this agreement shall inure to the benefit of all parties, their successors and/or assigns.









         If the foregoing accurately reflects the agreement between us, please confirm your acceptance and agreement by signing the attached copy of this Agreement and returning the same to me.

                                         Sincerely,

                                         Synergy Technologies


                                         By: //s/ Tom Cooley
                                             ------------------




ACCEPTED AND AGREED:


//s/  Barry Coffey
----------------------
Barry J. Coffey